Exhibit 99.1

Media inquiries:

Carin Warner or Christen Graham

Warner Communications

carin@warnerpr.com or christen@warnerpr.com

978-526-1960

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

aclegg@nighthawkrad.net

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings, Inc. Announces Strong First Quarter 2007 Results;

Updates Annual Guidance

Coeur d’Alene, Idaho, May 2, 2007 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), a leading provider of radiology solutions to radiology groups across the United States, today announced financial results for its first quarter ended March 31, 2007. The company reported revenue of $25.9 million, reflecting a 29% increase year-over-year, and operating income of $6.2 million, a 24% increase compared to the prior year first quarter.

First Quarter 2007 Highlights:

•	Revenue of $25.9 million for the quarter, increased 29% over first quarter 2006.

•	Cash flow from operations grew 122% to $8.2 million from $3.7 million for the first quarter 2006.

•	GAAP Net Income of $4.3 million, or $0.14 per diluted share, up from a Net Loss of $41.3 million, or ($1.69) per diluted share in first quarter 2006.

•

Adjusted Net Income of $5.6 million, or $0.18 per diluted share, up 40% from $4.0 million in first quarter 2006. (Note: Adjusted Net Income excludes non-cash stock compensation and amortization of intangibles, tax effected.)

“We are very pleased with our financial results and strategic accomplishments during the first quarter as we once again generated significant growth in both our top-line and operating profit results,” said Dr. Paul Berger, Chairman and Chief Executive Officer. “In addition to our core off-hours business continuing to demonstrate solid growth, we expanded further into new areas during the quarter by expanding our daytime reads capacity as well as our service offerings in the cardiac imaging and final reads markets. We also acquired Teleradiology Diagnostic Services, Inc. (TDS) during the quarter and recently announced the acquisition of The Radlinx Group. Both companies are leading providers of off-hours and daytime teleradiology services in the U.S. and enhance our value proposition to offer a full suite of services to our customers.”

Total revenues grew 29% to $25.9 million for the three months ended March 31, 2007 compared to $20.0 million for the first quarter of 2006. Year-over-year revenue increased primarily due to organic growth in the company’s core business, the addition of new customers, and early contributions from NightHawk’s acquisition of TDS in February. Net income for the first quarter of 2007 was $4.3 million compared with a net loss of ($41.3) million for the first quarter of 2006, which included non-cash charges of $44.3 million related to preferred stock charges leading up to the company’s IPO on February 9, 2006.

The company’s adjusted net income for the first quarter of 2007 was $5.6 million, or $0.18 per diluted share, a 40% increase over first quarter 2006 adjusted net income of $4.0 million. The company’s adjusted net income excludes the effects of non-cash stock compensation and amortization expense, tax effected. A reconciliation of adjusted net income to GAAP net income is included in the tables attached to this press release and on the company’s corporate website under the heading “Investor Relations”.

Cash flow from operations during the quarter increased 122% to $8.2 million compared to $3.7 million in the first quarter of 2006.

“In the first quarter of 2007, we grew sales by 29% and adjusted net income by 40% compared to the first quarter of 2006, added 155 service sites, and increased our staff of highly qualified radiologists to 75. We are further pleased with the success we are seeing thus far in our expansion into new business lines, and we remain confident that market demand for our services will continue to be strong as we provide the highest-quality radiology services to our customers,” Dr. Berger said.

Outlook

“For the remainder of 2007, we will continue to expand our suite of services and focus on the successful integration of both TDS and The Radlinx Group,” said Dr. Berger. We expect total company revenue for 2007 to be in the range of $147 million to $153 million, which includes the previously announced $17-$19 million revenue contribution of The Radlinx Group. Furthermore, we expect adjusted earnings per diluted share (excluding non-cash stock compensation and amortization of intangibles, tax effected) for 2007 to be in the range of $0.93 to $0.96.”

The company has historically reported adjusted EPS including amortization expense; however, with the growing amount of non-cash amortization expense the company will incur as a result of recent and possible future acquisitions, management believes adjusted EPS excluding this expense to be a better measure for investors to judge the company’s financial performance.

Earnings Conference Call

The Company will be hosting a conference call today, May 2, 2007 at 4:00 p.m. eastern daylight time to discuss these results and the business outlook. Participants can access the call by dialing 800-218-0713 (within the United States and Canada), or 303-262-2211 (international callers). A live web cast of the conference call as well as a replay will be available online for three weeks on the company’s corporate web site at www.nighthawkrad.net. A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (PT) on Wednesday, May 23. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11088845.

Change in Fair Value of Redeemable Preferred Stock

NightHawk was party to a stockholders agreement with the holders of its Series A preferred stock pursuant to which it had agreed to repurchase all or any portion of the shares of redeemable preferred stock. This feature, along with the conversion feature of the preferred stock, was considered an embedded derivative under SFAS No. 133. The company adjusted the carrying value of the embedded derivative to the estimated fair value and recognized the change in such estimated value in its consolidated statement of operations while such shares remained outstanding. During the first quarter of 2006, the company incurred charges of $44.2 million for this expense up to the date of its initial public offering on February 9, 2006, at which time such shares converted into shares of the company’s common stock. These charges, along with preferred stock accretion of $0.1 million, are non-cash in nature and terminated upon the Company’s initial public offering in February 2006.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is the nation’s leading provider of professional radiology solutions. NightHawk is leading the transformation of the professional practice of radiology by providing high-quality, cost-effective radiology services to radiology groups and hospitals throughout the United States. NightHawk’s suite of solutions, including its advanced, proprietary workflow technology, is reshaping the way radiology groups practice by increasing efficiencies and improving the quality of patient care. With its team of U.S. board certified, state-licensed and hospital-privileged physicians, NightHawk provides services to medical groups twenty-four hours a day, seven days a week at over 1,350 hospitals in the U.S. from centralized facilities located in the United States, Australia and Switzerland.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s growth strategy, the expansion of its current service offerings, the integration of acquisitions, and an outlook on the company’s future financial results, including its revenue and adjusted earnings per diluted share for 2007. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in the company’s prospectus and periodic reports filed with the Securities and Exchange Commission (SEC). Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Presentation of Non-GAAP Financial Information

The presentation of adjusted net income and adjusted earnings per diluted share are not measures of financial performance under GAAP and should not be considered a substitute for or superior to GAAP. Management believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and providing for consistency in financial reporting. Specifically, the Company’s non-GAAP adjusted net income measure, and related adjusted earnings per diluted share, described in this release exclude (i) for 2006, the non-cash charges related to the conversion feature and accretion of our preferred stock, which charges ceased upon the closing of our initial public offering when our shares of preferred stock converted into shares of common stock, (ii) the non-cash charges related to our stock-based compensation and (iii) amortization expense. We exclude the non-cash charges related to our stock-based compensation due to the varying valuation methodologies, subjective assumptions and the variety of types of awards that companies can use when applying FAS 123R along with the fact that a substantial portion of our outstanding options and restricted stock units are held by our independent contractor physicians and require accounting treatment that differs from the accounting treatment for options and restricted stock units held by employees. Further, NightHawk’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation and non-cash amortization of intangibles allows investors to make meaningful comparisons between our core business operating results and those of the companies within our industry.

We provide non-GAAP adjusted net income and related adjusted earnings per diluted share as financial measures because we also believe they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making and to enhance investors’ overall understanding of our current financial performance and our future prospects. For reconciliation of our non-GAAP financial measures to the most applicable GAAP financial measure, please refer to the information included in the attached tables of this press release and on our corporate website under the heading investor relations.

“NHWKF”

Financial Statements to follow:

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$38,626,494	$46,500,818
Marketable securities	31,487,941	$37,810,963
Trade accounts receivable, net	13,590,234	12,706,146
Deferred income taxes		365,930
Prepaids and other current assets	2,762,879	2,076,037

Total current assets	86,467,548	99,459,894
Property and equipment, net	7,116,859	6,192,541
Goodwill	21,490,976	4,913,844
Intangible assets, net	13,094,003	2,922,543
Deferred income taxes		2,480,972
Other assets, net	348,924	96,572

Total	$128,518,310	$116,066,366

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$14,412,035	$9,052,634
Accrued payroll and related benefits	1,687,613	2,383,998

Total current liabilities	16,099,648	11,436,632
Insurance reserve	2,664,000	2,000,000
Deferred income taxes	571,463
Other liabilities	134,600

Total liabilities	19,469,711	13,436,632

STOCKHOLDERS’ EQUITY:
Common stock-150,000,000 shares authorized; $.001 par value; 29,981,990 and 29,944,069 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	29,982	29,944
Additional paid-in capital	232,338,303	230,116,635
Retained earnings (deficit)	(123,319,686)	(127,516,845)

Total stockholders’ equity	109,048,599	102,629,734

Total	$128,518,310	$116,066,366

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended March 31,
	2007	2006
Service revenue	$25,881,656	$20,039,203
Operating costs and expenses:
Professional services (includes non-cash compensation expense of $960,063 and $1,315,152)	10,373,076	8,394,075
Sales, general, and administrative (includes non-cash compensation expense of $837,880 and $185,638)	8,464,261	6,069,561
Depreciation and amortization	850,144	530,412

Total operating costs and expenses	19,687,481	14,994,048

Operating income	6,194,175	5,045,155
Other income (expense):
Interest expense	(617)	(552,654)
Interest income	888,495	386,725
Other, net	(2,310)	(21,643)
Change in fair value of redeemable preferred stock conversion feature		(44,183,770)

Total other income (expense)	885,568	(44,371,342)

Income (loss) before income taxes	7,079,743	(39,326,187)
Income tax expense	2,747,984	1,900,286

Net income (loss)	4,331,759	(41,226,473)
Redeemable preferred stock accretion		(117,534)

Income (loss) applicable to common stockholders	$4,331,759	$(41,344,007)

Earnings (loss) per common share:
Basic	$0.14	$(1.69)
Diluted	$0.14	$(1.69)
Weighted averages of common shares outstanding:
Basic	29,960,256	24,479,570
Diluted	30,881,728	24,479,570

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

RECONCILIATION BETWEEN GAAP AND ADJUSTED NET INCOME (LOSS)

	Three months ended
	March 31, 2007			March 31, 2006
	GAAP	Adjustments	As Adjusted	GAAP	Adjustments	As Adjusted
Service revenue	$25,881,656		$25,881,656	$20,039,203		$20,039,203
Operating costs and expenses:
Professional services (includes non-cash compensation expense of $960,063 and $1,315,152)	10,373,076	(960,063)	9,413,013	$8,394,075	(1,315,152)	7,078,923
Sales, general, and administrative (includes non-cash compensation expense of $837,880 and $185,638)	8,464,261	(837,880)	7,626,381	6,069,561	(185,638)	5,883,923
Depreciation and amortization	850,144	(338,540)	511,604	530,412	(151,500)	378,912

Total operating costs and expenses	19,687,481	(2,136,483)	17,550,998	14,994,048	(1,652,290)	13,341,758

Operating income	6,194,175	2,136,483	8,330,658	5,045,155	1,652,290	6,697,445
Other income (expense):
Interest expense	(617)		(617)	(552,654)		(552,654)
Interest income	888,495		888,495	386,725		386,725
Other, net	(2,310)		(2,310)	(21,643)		(21,643)
Change in fair value of redeemable preferred stock conversion feature				(44,183,770)	44,183,770

Total other income (expense)	885,568		885,568	(44,371,342)	44,183,770	(187,572)

Income (loss) before income taxes	7,079,743	2,136,483	9,216,226	(39,326,187)	45,836,060	6,509,873
Income tax expense	2,747,984	833,228	3,581,212	1,900,286	644,393	2,544,679

Net income (loss)	4,331,759	1,303,255	5,635,014	(41,226,473)	45,191,667	3,965,194
Redeemable preferred stock accretion				(117,534)	117,534

Income (loss) applicable to common stockholders	$4,331,759	$1,303,255	$5,635,014	$(41,344,007)	$45,309,201	$3,965,194

Earnings (loss) per share:
Basic	$0.14		$0.19	$(1.69)		$0.16
Diluted	$0.14		$0.18	$(1.69)		$0.14
Weighted average shares outstanding:
Basic	29,960,256		29,960,256	24,479,570		24,479,570
Diluted	30,881,728		30,881,728	24,479,570		27,966,096